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                                                                    EXHIBIT 99.1



                               [VERTICALNET LOGO]


FOR IMMEDIATE RELEASE

                               CONTACT INFORMATION

Media Relations                                     INVESTOR RELATIONS
Nyssa Tussing                                       Marisa Zielinski
Vice President, Corporate Communications            Manager, Investor Relations
215-315-3710                                        215-315-3367
Ntussing@verticalnet.com                            Mzielinski@verticalnet.com

                  VERTICALNET ANNOUNCES CHANGE IN CFO POSITION

HORSHAM, PA - October 12, 2001 - Verticalnet, Inc. (Nasdaq: VERT) today announced that Gene Godick, EVP and CFO, is resigning as Chief Financial Officer to pursue entrepreneurial interests. Godick will remain with the Company until the end of the month and through the announcement of the Company's third quarter financial results on October 25th to ensure a smooth transition. Verticalnet has appointed David Kostman, who has been the Company's Chief Operating Officer since March 2001, to the position of Interim Chief Financial Officer.

"Gene has been with this company from its early days, and has played an important role in Verticalnet's success," said Mike Hagan, CEO of Verticalnet. "He successfully managed the financial infrastructure that has supported our rapid growth from before our initial public offering through the present, was integral to our merger and acquisition activity, and developed and trained the experienced team of accounting and finance professionals that remain with us as the backbone of our financial operations. Gene's exemplary management skills and integrity helped form this Company's solid foundation, and I thank him for his many contributions to Verticalnet and wish him the best in the future."

As Chief Operating Officer for Verticalnet, Kostman has been responsible for managing the day-to-day operations of the company, streamlining the Company's cost structure, and spearheading the strategic realignment of the Company to focus on the enterprise software applications sector. Prior to joining Verticalnet in July 2000, Kostman was Managing Director in Lehman Brothers' Investment Banking Division where he was head of their Internet B2B Group and responsible for coverage of Israeli technology companies. Kostman has a law degree from Tel Aviv University and an MBA from INSEAD, Fontainebleau.

"David's broad experience on Wall Street and close working knowledge of the Company's finances and operations make him a natural fit to continue Gene's tremendous work while we transition fully to an enterprise software focused model, and prepare for the next phase of our growth cycle," continued Hagan. "Since leading us through our successful IPO while at Lehman, David has helped architect all of Verticalnet's financings and mergers and acquisitions, and added



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significant value to the Company in both the finance and operational areas," continued Hagan. "I look forward to his continued contributions."

ABOUT VERTICALNET, INC.

Verticalnet, Inc. (Nasdaq: VERT) develops enterprise software solutions that provide unmatched visibility into critical data across extended networks. These solutions enable organizations to build stronger, more dynamic relationships and achieve excellence in planning, decision-making, and execution across the extended value chain. Additionally, the Verticalnet Small/Medium Business Group
(SMB) continues to be the leader in e-commerce enablement, with marketplace solutions that connect buyers and suppliers online through its 59 industry-specific marketplaces. For more information about Verticalnet, please visit www.verticalnet.com.

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